Exhibit 10.148

Air Lease Corporation

Non-Employee Director Compensation

Retainers
Annual Board Retainer:	$80,000

Committee Member Retainer:
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000

Additional Retainer for Committee Chair:
Audit	$20,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000

Lead Director Retainer:	$50,000

As a matter of policy each director could elect to have his or her retainer paid in cash or shares of the Company’s Class A Common Stock, or a combination thereof.

A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board of Directors (“Board”) meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable calendar year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year.

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Company’s Board, the Chairman of the Board or the Lead Director of the Board.

Equity Awards

Each non-employee director who joins the Company’s Board receives an initial grant of restricted stock units (“RSUs”) to be settled in shares of the Company’s Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year the non-employee directors receive an annual RSU award to be settled in shares of the Company’s Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $130,000.

The value of all grants of RSUs is based on the closing price of the Company’s Class A Common Stock on the date of grant. All RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date, and if the Board service of such a director terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one-year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred RSUs receive dividend equivalents which are reinvested in additional RSUs based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

Expense Reimbursement

The Company reimburses directors for travel and lodging expenses incurred in connection with their attendance at meetings and other expenses incurred in connection with their service to the Company.